Exhibit 99.1

Press Release

For immediate release

AG Mortgage Investment Trust, Inc. Names Allan N. Krinsman as General Counsel

New York – September 21, 2011 – AG Mortgage Investment Trust, Inc. (NYSE: MITT) (the “Company”) announced today that Allan N. Krinsman has joined the Company as General Counsel and Assistant Secretary. Mr. Krinsman assumed the role effective September 16, 2011.

Mr. Krinsman has over 25 years of extensive experience in mortgage-backed securities and residential mortgages. He joins the Company from Freddie Mac, where he was Associate General Counsel-Mortgage Law. Prior to that, Mr. Krinsman was in private practice at major national law firms, including Stroock & Stroock & Lavan, Morgan, Lewis & Bockius, and Brown & Wood, where he was a partner specializing in securities law and mortgage finance, and represented major investment banks, mortgage REITs, hedge funds and mortgage banking companies.

David Roberts, Chief Executive Officer, said, “Allan brings significant experience in capital markets and mortgage finance to the Company, as well as extensive knowledge of mortgage-backed securities. His expertise is a great fit with our focus on residential mortgage assets and growth opportunities in the mortgage REIT sector.”

Mr. Krinsman received his J.D. from the George Washington University, a masters degree from Harvard University and a bachelors degree from Cornell University.

About AG Mortgage Investment Trust, Inc.

AG Mortgage Investment Trust, Inc. is a real estate investment trust that invests in, acquires and manages a diversified portfolio of residential mortgage assets, other real estate-related securities and financial assets. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities. Please visit the Company’s website at www.agmortgageinvestmenttrust.com.

CONTACT: Allan N. Krinsman – General Counsel (212) 883-4180